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                                                                  EXHIBIT 5.01


                          June 9, 1994


Pacific Enterprises
633 West Fifth Street
Los Angeles, California 90071

Gentlemen:

          In my capacity as your counsel, I have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 8,000,000 shares of your Common Stock, without par value, to be issued from time to time pursuant to stock options granted under the Pacific Enterprises Employee Stock Option Plan.

          I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of such shares. On the basis of the foregoing and subject to the completion of said proceedings prior to the issuance of such shares, I am of the opinion that such shares when issued will be legally and validly issued and fully paid and nonassessable.

           I consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Opinion" in the Prospectus related thereto.

                              Respectfully submitted,


                              Gary W. Kyle



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